UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 29, 2006
XATA CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-27166	41-1641815

(State of other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

151 East Cliff Road, Suite 10, Burnsville, Minnesota		55337

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (952) 707-5600
(Former name, former address and former fiscal year, if changed since last report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Executive Employment Agreement
Incentive Stock Option Agreement
Restricted Stock Award
Matching Restricted Stock Award
Press Release

Item 1.01 Entry into a Material Definitive Agreement; Item 3.02 Sale of Unregistered Securities; and Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers:
Effective October 1, 2006, Craig S. Fawcett has left the Company as Chief Executive Officer and has resigned from the Board of Directors and returned to Deere & Co. where he worked prior to joining the Company. John J. Coughlin will serve as our Chairman and Chief Executive Officer.
Prior to joining XATA, Mr. Coughlan, was the President and Chief Executive Officer of Lawson Software from February 2001 to June 2005, and has been involved in a business consulting practice since that time.
The offer of employment accepted by Mr. Coughlan as outlined in the Employment Agreement attached as Exhibit 10.41 includes; a 5-year fair market value option under the Company’s 2002 Long-Term Incentive and Stock Option Plan to purchase 300,000 shares of XATA common stock (Exhibit 10.42), 300,000 shares of restricted stock which vests over a period ending in 2012 (Exhibit 10.43), and 92,593 shares of restricted stock which vest in one year to match the number of shares purchased by Mr. Coughlan from XATA at the inception of his employment (Exhibit 10.44).
The employment agreement contains a two year term with an automatic renewal provision, and a base salary of $300,000. We have also agreed to continue to pay Mr. Coughlan’s salary for a period of 12 months, pay all bonuses due, and vest certain equity rights in the event that Mr. Coughlan is terminated as a result of a “change in control” of the Company, as the result of termination by Company without cause, or by Mr. Coughlin for good reason. These provisions are more fully described in the Employment Agreement attached as Exhibit 10.41 to this report.

Item 9.01 Financial Statements and Exhibits
     The following exhibits are filed with this Report:

Exhibit Number	Description
10.41	Executive Employment Agreement with John J. Coughlan dated October 1, 2006

10.42	Incentive Stock Option Agreement with John J. Coughlan dated October 1, 2006

10.43	Restricted Stock Award to John J. Coughlan dated October 1, 2006

10.44	Matching Restricted Stock Award to John J. Coughlan dated October 1, 2006

99.1	Press Release dated September 29, 2006
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2006	XATA CORPORATION

	By:	/s/ Mark E. Ties

Mark E. Ties, Chief Financial Officer